UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2006

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[x]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

On June 5, 2006, our Vice President and Chief Financial Officer, Gokul Hemmady, spoke with various analysts at the GLOBALCOMM technology industry conference in Chicago regarding our proposed merger with Andrew Corporation. Mr. Hemmady reiterated the preliminary estimated synergies of additional pre-tax earnings of between $70 million and $80 million in the third year after closing that were disclosed in the joint press release we made with Andrew on May 31, 2006. Mr. Hemmady also confirmed earlier statements to the effect that this estimate was based on preliminary diligence and represented a range of synergies that we were confident could be achieved. In response to further questions from analysts on the topic of synergies, Mr. Hemmady confirmed that it may be possible to exceed the preliminary synergy estimates and that we and Andrew would be working to refine our estimates for potential additional synergies over the next several months. Mr. Hemmady also indicated that we have a preliminary target to achieve 25-30% of the estimated total synergies in the first year following the close of the proposed transaction.

In response to analyst requests to provide examples of potential synergies, Mr. Hemmady provided the following examples of potential synergies, each of which needs to be further explored and analyzed:

1) Based upon our experiences from our acquisition of the KRONE group of companies completed in May, 2004, possible 3 – 5% annual savings from volume purchases on $1.5 billion of combined company materials costs;

2) Based upon our experiences from our acquisition of KRONE, possible 3-5% annual savings on $200 million in current combined company freight costs;

3) Possible $10 million in annual savings from overlapping R&D spending for distributed antenna systems and tower top amplifiers;

4) Possible $10 million in annual savings from combined company sales and marketing costs;

5) Possible annual savings of a portion of the $30-50 million of Andrew’s corporate general & administrative expenses and other corporate overhead costs;

6) Possible savings related to duplicative manufacturing facilities in various locations globally; and

7) Possible margin improvement of as much as 100-150 basis points if the combined company were to determine it appropriate either to divest or shut down non-core Andrew businesses which contribute roughly 5% of Andrew’s present revenues.

Each of the above examples cited by Mr. Hemmady represents a specific area of potential synergy that we are analyzing in connection with the proposed business combination. The amount of synergies that may be realized in any of these examples or in other areas is unknown and actual synergies that could be realized in any area or collectively may be in amounts below or above any preliminary ranges cited by Mr. Hemmady. As significant additional analysis is ongoing regarding the potential for additional synergies in connection with the proposed transaction, at this time we are not changing our preliminary estimate of $70 million to $80 million of additional pre-tax earnings synergies in the third year after closing disclosed in our May 31, 2006 press release.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

June 6, 2006	By:	James G. Mathews

Name: James G. Mathews
Title: Vice President, Controller